EXHIBIT 99.1

(EPIMMUNE LOGO)
5820 Nancy Ridge Drive, San Diego, California 92121
Phone: (858) 860-2500- Fax: (858) 860-2600

For Further Information

AT Epimmune:	AT Financial Relations Board:
Robert De Vaere	Kristen McNally	Tricia Ross
VP, Finance & Admin.	General Information	Investor/Analyst Information
& CFO	(310) 407-6548	(310) 407-6540
(858) 860-2500	kmcnally@financialrelationsboard.com	tross@financialrelationsboard.com

FOR IMMEDIATE RELEASE
June 7, 2004

EPIMMUNE PROVIDES PRELIMINARY CANCER TRIAL DATA AT ASCO MEETING

SAN DIEGO, June 7, 2004 – Epimmune Inc. (Nasdaq: EPMN) today provided preliminary data from ongoing Phase I/II clinical trials of its EP-2101 therapeutic vaccine in non-small cell lung (NSCL) cancer and colorectal cancer patients in a poster presentation at the American Society of Clinical Oncology (ASCO) meeting in New Orleans. The initial data from 10 patients who have completed treatment indicates that the vaccine was safe and well tolerated, and induced a multi-epitope response with 60% of the patients responding to at least five of the nine epitopes included in the vaccine. The Company will complete analysis of the final data once the remaining patients enrolled in the trials have completed treatment.

Vaccine and Trial Design

Epimmune is conducting two Phase I/II clinical trials of its EP-2101 cancer vaccine candidate at approximately 10 clinical sites in the U.S. One trial enrolled stage IIB/IIIA NSCL cancer patients, and the other trial enrolled stage III colorectal cancer patients. The cancer vaccine candidate used in these trials includes nine cytotoxic T lymphocyte (CTL) epitopes from four tumor associated antigens (TAA) including two proprietary native epitopes and seven modified, or analog, epitopes. The analog epitopes are designed to break the immune system’s tolerance of the cancer, or failure to recognize the cancer as diseased tissue, and enhance the potency of the T cell response. PADRE®, the Company’s proprietary universal helper T lymphocyte (HTL) epitope, is also included in the vaccine as an immunostimulant. Patients enrolled in the trials have previously had surgery to remove all detectable cancer cells and, as a result, are generally expected to have normal immune system function. Each patient who completes the trial receives six injections of the vaccine at three-week intervals.

Preliminary Trial Results

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The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

To date, the Company has enrolled a total of 24 patients combined in the two trials and expects that approximately 16 of the 24 patients will complete the treatment and be evaluable at the end of the trials based on pre-determined study criteria. Based on 10 patients who have completed treatment and been evaluated to date, EP-2101 appears to be safe and well tolerated. In addition, based on measurements using a validated interferon-gamma ELISPOT assay, CTL responses against one or more of the epitopes presented were observed in all 10 patients evaluated to date, with a range of one to six epitope responses being detected in individual patients. Sixty percent of these patients demonstrated a response to at least five of the epitopes in the vaccine and 50% of the patients responded to at least three native epitopes – either directly to the native epitopes included in the vaccine or by cross reaction between the response to an analog epitope included in the vaccine and its corresponding native epitope. The average number of epitopes recognized by the 10 patients at week 18 was four. In addition, 60% of the patients raised HTL responses, of the type believed to support anti-tumor CTL, to the PADRE® epitope. Immune monitoring of all the patients enrolled in the trials is ongoing and the Company expects to provide an update, with additional data, by the end of the third quarter of 2004.

Based on this preliminary data from the two Phase I/II clinical trials, it appears that a cancer vaccine composed of nine TAA CTL epitopes plus PADRE® can simultaneously induce CTL responses against multiple epitopes, and TAA, in stage IIB/IIIA NSCL cancer patients and stage III colorectal cancer patients. The Company believes that the preliminary data generated, provided that the data on remaining patients is consistent, supports the design and implementation of a Phase II trial of EP-2101 in late stage (stage IIIB/IV) NSCL or colorectal cancer patients with a survival endpoint.

Dr. Emile Loria, President and CEO of Epimmune said, “We are encouraged by the preliminary results we have seen and believe they support our multi-epitope approach. As expected, the safety of the vaccine has not been an issue. We are also especially pleased that the preliminary data indicates the ability of our numerous analog epitopes included in EP-2101 to elicit a multi-epitope response in the cancer setting where breaking tolerance has been a key challenge.”

About Epimmune Inc.

EPIMMUNE INC., based in San Diego, is focused on the development of pharmaceutical products using multiple epitopes to specifically activate the body’s immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single drug candidate, the immune response can be both targeted and optimized for strength. Epimmune’s therapeutic drug candidates have been designed to treat disease by stimulating the body’s immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company’s preventative drug candidates have been designed to protect against disease by teaching the body’s immune system to react quickly when exposed to infectious agents. Epimmune’s technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response. For more information on Epimmune, visit www.epimmune.com.

Forward-Looking Statements

This press release includes forward-looking statements that reflect Epimmune’s management’s current views of future events, including statements regarding the potential advantages of analog epitopes in cancer vaccines, the ability of the Company’s PADRE® technology to enhance the immune response, the number of patients in the two Phase I/II cancer trials expected to complete treatment and be evaluable, the support provided by the data from the Phase I/II trial of EP-2101 for the design and implementation of a Phase II trial with a survival endpoint, the timing for presenting final safety and immunogenicity results of the Company’s Phase I/II lung cancer and colorectal cancer trials, the support the preliminary data from the two Phase I/II cancer trials provide for the Company’s multi-epitope approach, the ability of epitope-based vaccines to treat lung cancer and colorectal cancer, and the safety and efficacy of epitope-based products in humans. Actual results may differ materially from the above forward-looking statements due to a number of important factors such as the outcome of the analysis of the immune responses to multi-epitope vaccines for treatment of lung and colorectal cancer, whether the Phase I/II clinical trials and analysis of the results of those trials are completed on schedule, whether the final data from those trials is consistent with the preliminary data for those trails as described above, whether the final data from those trials will support further development of the Company’s vaccine candidates, whether the Company will have sufficient funding available to support further development of its vaccine candidates, whether the Company or any of its partners is able to develop pharmaceutical products using epitopes or analog epitopes, the regulatory approval process and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company’s Annual Report on Form 10-K, as amended, filed with the SEC for the year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2004 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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